EXHIBIT 12.  STATEMENT RE:  COMPUTATION OF RATIO OF
                       EARNINGS TO FIXED CHARGES


                                       Years Ended December 31,
                         ----------------------------------------------
                             1996      1995     1994      1993     1992
                             ----      ----     ----      ----     ----
    Consolidated Pretax
      Income From Continuing
      Operations Before
      Accounting Changes   $2,031.3  $1,765.6  $1,698.6  $ 662.8  $1,193.5

    Interest from Continuing
      Operations.........     324.9     324.6     129.2     96.1     108.4

    Less Interest Capitalized
      During the Period from
      Continuing Operations   (36.1)    (38.3)    (25.4)   (25.5)    (35.2)
                              ------     -----     -----   ------    ------

    Earnings.............  $2,320.1  $2,051.9   $1,802.4  $ 733.4  $1,266.7
                            ------    ------      ------    -----   -------
    Fixed Charges(1).....    $329.6    $324.6   $  129.2  $  96.1  $  108.4
                              -----    -----       -----    -----    ------

    Ratio of Earnings to
      Fixed Charges.....       7.0        6.3       14.0      7.6      11.7
                               ===        ===       ====      ===     =====

     (1) Fixed charges include interest from continuing operations for all years presented and beginning in 1996, preferred stock dividends.